PURCHASE OPTION AGREEMENT


     This Purchase Option Agreement ("Agreement") is made and entered into this ____ day of ____________, 2001, by and between (i) the entity and individuals identified on and having an individual mailing address as provided on Schedule "1" (hereinafter jointly referred to as the "Seller"), and (ii) CHROMATICS COLOR SCIENCES INTERNATIONAL, INC., a New York corporation having its principal address at 5 East 80th Street, New York, New York 10021 (hereinafter referred to as the "CCSI").

                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding capital stock (the "Shares") of Gordon Acquisition Corp. (the "Corporation") which, in turn, owns one hundred percent (100%) of the issued and outstanding capital stock of H. B. Gordon Manufacturing Co., Inc. (d/b/a Gordon Laboratories, Inc. ("Labs"); and

     WHEREAS, Seller acquired the Shares from GAC by a subscription to capital pursuant to the terms of a Share Subscription & Redemption Agreement dated __________ 2001 (the "Subscription Agreement"), with a simultaneous redemption by GAC from CCSI of its common stock of GAC; and

     WHEREAS, as a condition of CCSI entering into the redemption transaction and permitting the Seller to subscribe for Shares, this option to acquire the Shares was required to be granted to CCSI by Seller; and

     WHEREAS, this Agreement is intended to and shall grant to CCSI the right to acquire the Shares, in accordance with the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Grant of Option to Purchase Shares of the Corporation. Seller hereby grants to CCSI the right and option (the "Option") to purchase the Shares and the Obligations (as defined in Section 5 hereof) from Seller. This Option shall not constitute a qualified option within the meaning of the Internal Revenue Code of 1986, as amended.

     2. Terms and Conditions. The Option evidenced hereby is subject to the following terms and conditions:


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

          a. Purchase Price; Payment. The Purchase Price for the Shares and the Obligations (the "Purchase Price") shall be the sum of (i) One Million Dollars plus (ii) interest thereon at the rate of fourteen percent (14%) per annum (computed on the basis of the actual number of days elapsed in a 365 day year) from the date hereof to the date of Closing, payable by Seller in cash at Closing; provided however, that the Purchase Price may be reduced to One Dollar pursuant to Section 6(g) of the Warrant Agreement, dated as of June _________ 2001 (the (the "Adjustable Warrant Agreement"), between CCSI and Seller, a copy of which is attached as Exhibit C-2 to the Subscription Agreement. The reduction is in recognition that the parties have exchanged the Shares for CCSI capital stock under the right of Seller to do so, per Section 6 (g) of the Adjustable Warrant Agreement.

          b. Expiration Date. Seller must receive written notice from CCSI on or before 5:00 p.m. EDT, on the first (1st) anniversary of the date of this Agreement (the "Expiration Date") in order for CCSI to exercise this Option (the period from the date hereof through the Expiration Date is referred to as the "Option Period"). In the event that written notice is not received during the Option Period, this Option will expire, without further action by either party, and be of no further force or effect.

          c. Vested; No Change to Shares. This Option shall be immediately vested as of the date hereof and shall not be subject to forfeiture, restriction or amendment (except as otherwise herein provided), without the agreement of CCSI.

          d. Non-transferable. This Option shall not be assignable or transferable. This Option shall be exercisable only by CCSI or its authorized representative.

     3. Closing.

          a. Closing of the transactions contemplated hereby (the "Closing") shall take place at the principal offices of CCSI, or at such other place as the parties shall agree. The Closing shall be held on or before the thirtieth (30th) day after the date Seller receives notice of exercise from CCSI, time being of the essence. At the Closing, Seller shall deliver to CCSI (unless Seller shall have already effected such delivery pursuant to Section 6 (g) of the Adjustable Warrant Agreement, free and clear of all liens and encumbrances, the certificate(s) for the Shares to be sold by Seller, in negotiable form, duly endorsed for transfer in favor of CCSI or accompanied by a duly executed stock power with respect to such certificate(s) in favor of CCSI. Upon such delivery CCSI, subject to the terms and conditions hereof, shall deliver to the Seller, free and clear of all liens and encumbrances, the Purchase Price as required under Section 2 above. As of the Closing and after giving effect to the transaction consummated thereby, Seller shall cease to have any right, title or interest in or to the Corporation, Labs or their respective assets.


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          b. In the event that CCSI shall fail to close as provided in paragraph
     3 a. above, then the Option granted to CCSI shall terminate on 12:01 a.m.
     of the immediately succeeding day after the required Closing Date.

     4. Repayment of Loans/Advances/Capital Contributions to Labs. During the Option Period, Seller (or some of the members of Seller) may make additional monies available to Labs, which may be made available as additional capital contributions, loans, open accounts, or otherwise (the "Advances"). If CCSI exercises its right to acquire the Shares, it shall cause Labs to repay the unpaid balance of such Advance, plus interest thereon, as provided below. The parties agree that the following shall apply to any Advances:

          a. The maximum combined amount of such Advances shall not exceed Three Hundred Thousand and no/100ths Dollars ($300,000.00).

          b. During the Option Period, payments of interest are permitted to be made with respect to the Advances, so long as a simultaneous payment of interest in equal amount is made on the obligations of Labs to the Boeing Capital Corporation ("Boeing"). During the Option Period, payments of principal are permitted with regard to the Advances, so long as a simultaneous payment of principal in equal amount is made on the obligations of Labs to Boeing.

          c. The Advances (together with any fees related thereto as contemplated by the next succeeding paragraph) shall be repaid by delivery of a promissory note of Labs to each member of the Seller who made Advances (which note principal shall include both principal and accrued, but unpaid, interest, through the date of Closing, together with any fees related thereto, as contemplated by the next succeeding paragraph) providing for repayment in quarterly installments, with interest at fourteen percent (14%) per annum, over a two (2) year period from the date of Closing.

          CCSI acknowledges that normal and customary brokerage fees may be incurred by the Corporation or Labs in obtaining additional funding for their operations and that the incurrence of such fees shall not be deemed in violation of this Agreement, so long as a simultaneous payment of principal in equal amount is made on the obligations of Labs to Boeing. CCSI acknowledges that the payment to Boeing out of the proceeds, as demonstrated on Schedule 2 to the Subscription Agreement, shall be deemed a payment on the principal for this purpose, and shall permit a simultaneous payment of brokerage fees in the same amount as part of the use of proceeds, as listed.

     5. Re-conveyance of the Obligations of the Corporation or Labs. As a condition of the Subscription Agreement, CCSI assigned to Seller all of CCSI's right, title and interest in and to "Obligations" (being advances, loans, open accounts or otherwise) which were due to CCSI or parties related to and controlled by CCSI from either the Corporation or Labs. Such Obligations will be maintained in the form and status in which they existed when they were assigned by CCSI to Seller during the Option Period. In the event that CCSI exercises the Option contained herein, and satisfies all of its Closing conditions, including, specifically but not limited to, the conditions in paragraph 4 above, Seller shall cause such Obligations to be reassigned to CCSI at the Closing, without representation or warranty other than that Seller's title is the same as was conveyed to Seller by CCSI, similar in form to that attached to the Subscription



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

Agreement as Exhibit "A.". If the Option is not exercised, or the Closing does not occur, all such Obligations shall remain and be the unfettered property of Seller, to handle as Seller deems appropriate.

     6. Restrictions/Requirements on Seller's Operation of the Corporation and Labs. The parties acknowledge and agree that Seller owns one hundred percent (100%) of the issued and outstanding capital stock of the Corporation and, through it, of Labs. The parties further acknowledge that it is the intention of the parties that the assets and businesses of the Corporation and of Labs, because of this Agreement, are intended to be continued in similar form and fashion. Accordingly, to ensure, to the extent possible, CSSI's rights to exercise this Option, Seller hereby covenants and agrees (in addition to its covenants and agreements under Section 7 of the Subscription Agreement) as follows so long as this Agreement is outstanding:

          a. Disbursements From Corporation or Labs. The Corporation shall not make, and Seller shall not permit the Corporation to make, any disbursements to or for the benefit of the Seller or any person related to Seller until the expiration of the Option Period (as defined above), except
     (i) payment of salaries and/or other remuneration for services rendered in reasonable amounts, and (ii) standard fringe benefits available to all employees of the Corporation or Labs in place as of the date of this Agreement, and (iii) ordinary cost of living increases to items (i) and
     (ii). Under no circumstances shall the Corporation make any disbursements to or for the benefit of Seller, or any of its affiliates, whether classified as loans, dividends, shareholder draws or for any other purpose.

          b. Books and Records. Upon written notification and cooperation with Seller, at any time and from time to time after the date which is three (3) months after the date of this Agreement, CCSI or its agents shall be permitted access to the books and records maintained at the corporate offices of the Corporation. CSSI's agents will be permitted to review the corporate record books as well as the accounting ledgers of the Corporation and all other relevant and necessary documents to assist CCSI in making a fully informed decision whether to exercise the Option. CCSI shall not be permitted to remove or otherwise copy any information it reviews unless agreed by the parties in writing.

          c. Extraordinary transactions. Neither the Corporation nor Labs shall engage in any activity, or incur any debt or obligation, or make any payment if such is: (i) outside the ordinary course of business, or (ii) not reasonably in the best interest of the Corporation or Labs.

          d. Related Party Transactions. The Corporation shall not engage in any transactions or enter into any arrangements with, or contract for any services performed by, any person or entity affiliated with or related to Seller. Notwithstanding this restriction, the Corporation and Labs shall be permitted to receive the Advances in accordance with paragraph 4, and shall be permitted to pay any interest thereon during the Option Period only as



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

     provided in paragraph 4 (b), and shall be permitted to enter into ordinary and necessary agreements with persons related to the Seller that are on terms no less favorable than are available for unrelated third parties, and which are terminable at will.

          e. Sharing of Fitzpatrick's Expenses. In recognition that Seller shall engage Brian Fitzpatrick ("Fitzpatrick") to provide services to the Corporation or Labs of at least ten (10) hours per week, it is agreed that, so long as Fitzpatrick continues to provide services to CCSI and to also provide services to the Corporation or Labs of at least ten (10) hours per week, the following shall apply:

               i. During the Option Period, the Seller shall cause Labs to reimburse CCSI for a portion of Fitzpatrick's salary equal to One Hundred Twenty Five Thousand and no/100ths Dollars ($125,000.00) per annum, plus associated employment taxes and expenses, payable in periodic bi-weekly equal installments.

               ii. In the event that CCSI shall not exercise the Option, but Fitzpatrick continues to provide services to Labs after the end of the Option Period, then for the next two (2) years after the end of the Option Period, Labs shall reimburse CCSI for a portion of Fitzpatrick's compensation equal to Fifty Thousand and no/100ths Dollars ($50,000.00) per annum, plus any associated employment taxes and expenses, payable in periodic bi-weekly equal installments.

               iii. Solely for purposes of this subparagraph e, this Agreement shall survive the expiration of the Option Period and shall continue until the end of the obligations provided in this subparagraph e.


     7. Representations and Warranties of Seller. Each member of the Seller group represents and warrants to CCSI as follows:

          a. Stock Ownership. Each member of Seller is the owner, free and clear of any liens and encumbrances, of all right, title and interest in and to the Shares owned by such member of Seller.

          b. No Outstanding Option to Acquire Interests. There are no options, warrants, rights, or interests outstanding that would, upon the passage of time or of any other matter or incident, give rise to such right for any person or entity to acquire any interest in or to the capital stock of the Corporation or to any capital stock of Labs.

          c. Absence of Undisclosed Liabilities. Seller does not know or have reasonable grounds to know of any basis for the assertion against the Corporation or Labs, as of the date of this Agreement, of any material liability of any nature or in any amount not previously disclosed to CCSI, or provided in its current financial statements.

          d. Duly Formed/Corporate Authority. Seller, if an entity, is duly formed under the laws of the state where it is organized, and, Seller has all requisite power and authority to own its property and carry on its business as now being conducted, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has all requisite licenses and permits necessary to conduct its business.

          e. Binding Obligation; Other Matters. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and subject to general equity principles.

          f. Does Not Violate Other Agreements. Additionally, neither the execution of this Agreement by Seller nor its required performance hereunder will result in any breach or violation of the terms of any agreement to which Seller, the Corporation or Labs is a party or by which any of them is bound, or of any final decree, judgment, or order, now in effect, of any court or governmental body.

          g. Ownership of the Shares. If the Option is exercised, Seller makes no further warranties or representations to CCSI except to warrant and represent that each member of the Seller group will be, as of the date of Closing, and is the owner, free and clear of any liens and encumbrances, of all right, title and interest in and to Shares to be sold by each such member.

     8. Representations and Warranties of CCSI. CCSI warrants and represents to Seller that:

          a. The execution, delivery and performance of this Agreement by CCSI, has been duly authorized by all necessary action by CCSI. This Agreement has been duly and validly executed by CCSI and represents a valid and legally binding obligation of CCSI, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and subject to general equity principles.

          b. CCSI is duly formed under the laws of the State of New York, and has all requisite power and authority to own its property and carry on its business as now being conducted, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has all requisite licenses and permits necessary to conduct its business.

     9. Indemnification.


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

          a. Each party hereto (referred to in this paragraph as the "Indemnitor") agrees to indemnify and hold the other party (referred to in this paragraph as the "Indemnified Person") harmless from any cost, expense, liability, damage or loss ("Claims") resulting from breach of the warranties and representations of the Indemnitor or action or omission by the Indemnitor (its agents, employees, or affiliates) with regard to the covenants of this Agreement.

          b. The obligations and liabilities of the Indemnitor with respect to Claims shall be subject to the following terms and conditions:

               (i) The Indemnified Person shall give the Indemnitor written notice of any such Claims promptly after the Indemnified Person receives notice thereof. If such Claim was made by any entity or person that is not a party hereto (a "Third Party Claim"), the Indemnitor shall undertake the defense thereof by representatives of its own choosing.

               (ii) In the event that the Indemnitor, within a reasonable time after notice of any such Third Party Claim, fails to defend such Third Party Claim, the Indemnified Person will (upon further notice to the Indemnitor) have the right but not the obligation to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

               (iii) Notwithstanding anything in this paragraph to the contrary, if there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnified Person, other than as a result of money damages or other money payments, the Indemnified Person shall have the right, at the cost and expense of the Indemnified Person, to defend, compromise or settle such Third Party Claim. However, the Indemnified Person shall not, without Indemnitor's written consent, settle or compromise any Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof given by the claimant or the plaintiff to the Indemnitor a release from all further liability in respect of such Third Party Claim.

     10. Confidentiality. Except as may be required by law, each party shall, and shall cause their affiliates, associates, employees and related parties to, maintain in strict confidence, and shall not disclose to anyone other than their employees, attorneys, accountants and agents (who shall be under a similar obligation of confidentiality), this Agreement, the terms and conditions hereof, and any information, materials, software, lists, or other facts which are obtained from a party, and shall make no statement, release, confirmation or other communication to a third party regarding such matters without the prior written consent of the other party; provided however, this restriction shall not apply to (i) information in the public domain; (ii) information in the


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

possession of a party without restriction as to use or disclosure and not acquired from the other party or related to this transaction; and (iii) information obtained from third parties who were lawfully in possession of it and under no obligation of secrecy with respect thereto.

     11. Miscellaneous.

          a. Survival of Representations. All representations, warranties and covenants made by the parties to one another hereunder shall survive the Closing.

          b. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or reputable overnight courier service (such as Fed Ex) or when mailed by United States certified registered mail, return receipt requested, with postage prepaid to the address set forth in the first paragraph of this Agreement or to such other address as any party may request in writing prior to the date of mailing of such notice.

          c. Costs of Enforcement. In the event either party initiates action to enforce its rights hereunder, the substantially prevailing party shall recover from the substantially non-prevailing party its reasonable expenses, court costs, including taxed and untaxed costs, and reasonable attorneys' fees, whether suit be brought or not (jointly referred to as "Expenses"). As used herein, Expenses include Expenses incurred in any appellate or bankruptcy proceeding. All such Expenses shall bear interest at the highest rate allowable under the laws of the State of New York from the date the substantially prevailing party pays such Expenses until the date the substantially non-prevailing party repays such Expenses. Expenses incurred in enforcing this paragraph shall be covered by this paragraph. For this purpose, the court is requested by the parties to award actual costs and attorneys' fees incurred by the substantially prevailing party, it being the intention of the parties that the substantially prevailing party is completely reimbursed for all such costs and fees. The parties request that inquiry by the court as to the fees and costs shall be limited to a review of whether the fees charged and hourly rates for such fees are consistent with the fees and hourly rates routinely charged by the attorneys for the substantially prevailing party.

          d. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and it shall not be amended or modified except by instrument in writing executed by all of the parties.

          e. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement or the rights or


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

     obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

          f. Cumulative Rights. Unless otherwise provided herein, all rights, powers and privileges conferred upon the parties by law, this Agreement or otherwise shall be cumulative.

          g. Choice of Law. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the State of New York. In any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which the action or special proceeding may be instituted. All actions under this Agreement shall be taken in a court of competent jurisdiction within New York City and the parties hereby waive and agree that they shall not assert that such forum is inconvenient.

          h. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives.

          i. Invalid or Unenforceable Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not effect the other provisions hereto, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted, and shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining provisions of this Agreement.

          j. Time. Time shall be of the essence for all performances hereunder.

          k. No Incidental Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors any rights or remedies under or by reason of this Agreement.

          l. Specific Construction. The language used in this Agreement shall be deemed to be in the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          m. Cooperation. The parties hereto agree to sign any necessary documents to implement this Agreement.

          n. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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          o. Recitals Incorporated Herein. The Recitals to this Agreement are hereby incorporated herein and made part of this Agreement. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

          p. Merger of Prior Discussions/Agreements. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties relating to the subject matter of this Agreement, other than those set forth herein.

          q. No Other Restrictions or Limitations. Nothing in this Agreement shall restrict or limit any member of Seller from engaging in any other business transaction or arrangement except as specifically provided herein, nor create any joint venture, fiduciary arrangement, partnership or other special status between CCSI, the Corporation, Labs and any member of Seller, however arising.



                             DELIBERATELY LEFT BLANK
                                SIGNATURES FOLLOW



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


         IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year first written above.

                                      "CCSI"

                                      CHROMATICS  COLOR  SCIENCES
                                      INTERNATIONAL,  INC.,  a
                                      New York corporation



________________________________      By:  ___________________________
Witness

 ________________________________     As its:  _______________________
Witness



                                     SELLER

See Separate Counterpart Signature Pages for each Seller Named in Schedule 1, as well as the number of Shares to be sold by each person/entity.




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




                                  SCHEDULE "1"

                                    SELLER(S)

Name and Address:                                    Number of Shares Sold:




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


                           COUNTERPART SIGNATURE PAGES
                                   FOR SELLERS

     I, as a member of the Seller group named in the Purchase Option Agreement (the "Agreement") dated ____________ 2001, between CHROMATICS COLOR SCIENCES INTERNATIONAL, INC., as Buyer, and the entity and persons, including myself, who are named as Seller in said Agreement, do hereby agree to the terms and conditions of said Agreement and request and direct that this Counterpart Signature Page be made a part of said Agreement and by doing so shall bind me as fully as though I had signed such Agreement directly.



Dated: __________ 2001              ________________________________________
                                    Signature


                                    ________________________________________
                                    Typed or Printed Name of Person Signing


                                    ________________________________________
                                    Number of Shares of Gordon
                                    Acquisition Corp. to be Sold.




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